As filed with the Securities and Exchange Commission on August 10, 2004	Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

YAHOO! INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	77-0398689
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

701 First Avenue
Sunnyvale, California 94089
(Address of Principal Executive Offices, including Zip Code)

Amended and Restated 1996 Employee Stock Purchase Plan
(Full Titles of the Plans)

Susan Decker
Executive Vice President, Finance and Administration
Chief Financial Officer
YAHOO! INC.
701 First Avenue
Sunnyvale, California 94089
(408) 349-3300
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Michael Callahan, Esq. General Counsel Yahoo! Inc. 701 First Avenue Sunnyvale, California 94089 (409) 349-3300	Kenton J. King, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 (650) 470-4500

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Amended and Restated 1996 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	14,800,000	(1)(2)	$22.06	(3)	$326,513,900	(3)	$41,369.31
Total	14,800,000		$22.06		$326,513,900		$41,369.31

(1)                                  Registrant is registering an aggregate of 14,800,000 shares under its Amended and Restated 1996 Employee Stock Purchase Plan pursuant to this Registration Statement.  The shares being registered represent an increase in the shares reserved for issuance under the Plan from 15,200,000 shares to 30,000,000 shares.  All share values reflect the two-for-one stock split effected on May 11, 2004.

(2)                                  This Registration Statement shall also cover any additional shares of Common Stock which become issuable under such Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.  This Registration Statement shall also cover the Preferred Stock Purchase Rights associated with the Common Stock.

(3)                                  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 and based upon the average of the high and low sales prices reported on the Nasdaq National Market on August 9, 2004, multiplied by 85%, which is the price per share applicable to purchases under such Plan.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT

Pursuant to the General Instruction E of Form S-8, Yahoo! Inc. is filing this registration statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to include an additional 14,800,000 shares under its Amended and Restated 1996 Employee Stock Purchase Plan. Pursuant to such Instruction E, the contents of the Registrant’s Form S-8 Registration Statement No. 333-60828 filed with the Commission on May 14, 2001 are hereby incorporated by reference, except as revised in Part II of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission requires us to “incorporate by reference” certain of our publicly-filed documents into this Registration Statement, which means that information included in those documents is considered part of this Registration Statement. Information that we file with the Commission after the effective date of this Registration Statement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we terminate the effectiveness of this Registration Statement.

The following documents filed with the Commission are hereby incorporated by reference:

(a)                                  Our Annual Report on Form 10-K for the year ended December 31, 2003;

(b)                                 Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004;

(c)                                  Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004;

(d)                                 Our Current Reports on Form 8-K or Form 8-K/A, filed with the Commission on January 6, 2004, January 14, 2004, March 26, 2004 (as amended on April 6, 2004 and May 26, 2004), April 7, 2004, May 28, 2004, June 30, 2004, and July 7, 2004;

(e)                                  The description of our Common Stock contained in Yahoo!’s Registration Statement on Form 8-A, filed with the Commission on March 12, 1996, as updated by Yahoo!’s Current Report on Form 8-K filed with the Commission on August 11, 2000; and

(f)                                    The description of our Preferred Stock Purchase Rights contained in Yahoo!’s Registration Statement on Form 8-A, filed with the Commission on March 19, 2001, as amended on April 30, 2004.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to the Stock Plan Administration Department, Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California, will pass upon the validity of the shares of Common Stock offered hereby.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) allows for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XII of our amended and restated certificate of incorporation and Article VI of our bylaws authorize indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL.

We have entered into agreements with our directors and certain officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. We maintain liability insurance for the benefit of our officers and directors.

The above discussion of the DGCL and of our amended and restated certificate of incorporation, bylaws, and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statute, amended and restated certificate of incorporation, bylaws and indemnification agreements.

ITEM 8.  EXHIBITS

Exhibit Number	Exhibit Description

4.1	Amended and Restated 1996 Employee Stock Purchase Plan (Filed as Exhibit 10.5 to the June 30, 2004 10-Q and incorporated herein by reference).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (see signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Yahoo! Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 9th day of August, 2004.

YAHOO! INC.

By:	/s/ SUSAN DECKER
SUSAN DECKER
Executive Vice President, Finance and Administration and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below and on the next page constitutes and appoints Terry Semel and Susan Decker, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Terry Semel	Chairman of the Board and Chief	August 9, 2004
Terry Semel	Executive Officer (Principal Executive
Officer)

/s/ Susan Decker	Executive Vice President, Finance and	August 9, 2004
Susan Decker	Administration and Chief Financial
Officer (Principal Financial Officer)

/s/ Patricia Cuthbert	Vice President and Corporate Controller	August 9, 2004
Patricia Cuthbert	(Principal Accounting Officer)

/s/ Roy Bostock	Director	August 9, 2004
Roy Bostock

/s/ Ronald Burkle	Director	August 9, 2004
Ronald Burkle

Signature	Title	Date

/s/ Eric Hippeau	Director	August 9, 2004
Eric Hippeau

/s/ Arthur Kern	Director	August 9, 2004
Arthur Kern

/s/ Robert Kotick	Director	August 9, 2004
Robert Kotick

/s/ Edward Kozel	Director	August 9, 2004
Edward Kozel

/s/ Gary Wilson	Director	August 9, 2004
Gary Wilson

/s/ Jerry Yang	Director	August 9, 2004
Jerry Yang

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	Amended and Restated 1996 Employee Stock Purchase Plan (Filed as Exhibit 10.5 to the June 30, 2004 10-Q and incorporated herein by reference).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (see signature page).